November 15, 2005



Mr. Richard L. Bergmark
Chief Financial Officer
Core Laboratories N.V.
Herengracht 424
1017 BZ Amersterdam
The Netherlands

	Re:	Core Laboratories N.V.
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 13, 2005

Dear Mr. Bergmark:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								April Sifford
								Branch Chief

cc:  Sandy Eisen
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UNITED STATES
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